EXHIBIT 10.7

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (the "Agreement") is entered into this 27th day of January, 2007, by and between WMS INDUSTRIES, INC., a Delaware corporation (the "Employer") and Larry J. Pacey("Executive") and shall be effective as of February 1, 2007 (the “Effective Date”).

WHEREAS, the Executive is employed by the Employer as its Senior Vice President – Product Development pursuant to an Employment Agreement dated September 7, 2005 (the "Employment Agreement"); and

WHEREAS, the Employer maintains the WMS Industries, Inc. Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") for the benefit of certain of its management and highly compensated employees; and

WHEREAS, the Employer desires to retain the services of the Executive for an extended period of time and is willing to provide the Executive with additional Nonqualified Plan benefits in order to encourage the Executive to remain in the employ of the Employer;

NOW, THEREFORE, the parties agree as follows:

1.           Employer Contributions Account.  The Employer agrees that Executive shall be eligible to receive Employer Contributions to his Account under the Nonqualified Plan, which Employer Contributions shall be subject to the terms and conditions set forth in this Agreement and the Nonqualified Plan.  Employer Contributions made on Executive's behalf shall be credited to a subaccount established under Executive's Account under the Nonqualified Plan, which subaccount will be known as the "Employer Contributions Account."

2.           Contributions to Employer Contributions Account.  Subject to the provisions of Section 6 below, the Employer will credit Executive's Account under the Nonqualified Plan with Employer Contributions in such amounts and at such times as the Employer, in its sole discretion, shall determine, provided that the aggregate contributions for each Contract Year (as defined below) will equal One Hundred Thousand Dollars ($100,000).  For purposes of this Agreement, the term “Contract Year” means each 12 month period commencing on the Effective Date or any anniversary thereof during the term of the Agreement.

3.           Investment of Employer Contributions.  The balance in Executive’s Employer Contributions Account shall be invested as directed by Executive in accordance with the terms of the Nonqualified Plan.

4.           Vesting.  Subject to the provisions of Section 6 below, Executive shall not vest in any portion of his Employer Contributions Account unless he remains continuously employed by the Employer until the tenth anniversary of the Effective Date (the "Vesting Date"), at which time he shall be 100 percent vested in his Employer Contributions Account.

5.           No Guaranteed Account Balance.  Executive acknowledges that Employer does not guarantee the balance that will available in Executive’s Employer Contributions Account on the Vesting Date or on any other date.

6.           Impact of Involuntary Termination of Employment.  In the event Executive's employment with the Employer shall terminate prior to the Vesting Date as a result of death, Disability (as defined below) or termination of employment by the Employer for reasons other than Cause (as defined in the Nonqualified Plan), Executive shall become 100 percent vested in his Employer Contributions Account on the date of such termination of employment (the "Early Vesting Date") and will be entitled to receive the full balance then available in the Employer Contributions Account.  In event of the occurrence of an Early Vesting Date, Employer shall have no obligation to continue making contributions to such account provided that, for the Contract Year in which the Early Vesting Date occurs, Employer shall have contributed at least a pro rata amount of the contribution amount specified in Section 2 for the Contract Year in which the Early Vesting Date occurs. For purposes of this Section 6, the term "Disability" shall mean the absence of Executive from Executive’s duties with the Employer on a full-time basis for 90 consecutive business days, or for six months in any 12-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer or its insurers and acceptable to Executive or Executive’s legal representative.

7.           Distribution of Employer Contributions Account.  Executive's Employer Contributions Account shall be distributed to him following the Vesting Date or Early Vesting Date at the time and in the form elected by Executive pursuant to the terms of the Nonqualified Plan.

8.           Entire Understanding.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior statements, representations or negotiations with respect to the subject matter hereof.  Notwithstanding the foregoing, (i) this Agreement shall not supersede any provisions of the Employment Agreement and (ii) all applicable terms of the Nonqualified Plan shall apply to Executive's Employer Contributions Credit Account.

9.           Governing Law.  To the extent not preempted by ERISA, this Agreement shall be governed by and construed in accordance with the substantive law of the State of Illinois.

10.           Amendment.  This Agreement may be amended only by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the date first above written.

WMS INDUSTRIES, INC.

By: /s/ Scott D. Schweinfurth
Its: Executive Vice President and Chief
Financial Officer and Treasurer

EXECUTIVE

/s/ Larry J. Pacey
Larry J. Pacey